Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398

Jeffersonville, NY 12748

845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President – CEO	For Release November 9, 2011

Company Press Release

Jeffersonville Bancorp Announces Third Quarter Earnings, Declares Quarterly Dividend

JEFFERSONVILLE, N.Y., November 9, 2011 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ—JFBC) announced today third quarter net income of $1,155,000 or $0.27 per share compared to $768,000 or $0.18 per share for the same quarter in 2010. The increase in quarterly net income was primarily due to a $363,000 decrease in non-interest expense and an increase in net interest income after provision for loan losses of $128,000 partially offset by an increase in income taxes of $149,000.

For the nine months ended September 30, 2011, the Company earned net income of $2,834,000 or $0.67 per share, an increase of $646,000 or 29% compared to $2,188,000 or $0.52 per share for the same period in 2010. This overall increase was primarily due to a $712,000 decrease in non-interest expense and an increase in net interest income after provision for loan losses of $340,000 partially offset by an increase in income taxes of $263,000 and a decrease in non-interest income of $143,000.

A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at November 8, 2011 meeting of the Board of Directors. The dividend is payable on December 1, 2011 to stockholders of record at the close of business on November 21, 2011.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Bloomingburg, Eldred, Callicoon, Jeffersonville, Liberty, Livingston Manor, Monticello, Narrowsburg, Wal-Mart/Monticello, White Lake and Wurtsboro.